Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $1.27

•	Net earnings of $398.5 million, or $1.27 per diluted share, compared to net earnings of $239.9 million, or $0.74 per diluted share

•	Deliveries of 10,321 homes – up 17%

•	New orders of 12,376 homes – up 18%; new orders dollar value of $5.0 billion – up 20%

•	Backlog of 17,632 homes – up 2%; backlog dollar value of $7.2 billion – up 1%

•	Revenues of $4.5 billion – up 16%

•	Homebuilding operating margins of $474.3 million, compared to $384.9 million

◦	Gross margin on home sales of 20.5%, compared to 20.1%

◦	S,G&A expenses as a % of revenues from home sales of 9.2%, compared to 9.5%

◦	Operating margin on home sales of 11.4%, compared to 10.6%

•	Financial Services operating earnings (net of noncontrolling interests) of $58.2 million, compared to $21.8 million

•	Multifamily operating earnings (net of noncontrolling interests) of $1.7 million, compared to operating earnings of $6.8 million

•	Lennar Other operating earnings (net of noncontrolling interests) of $0.9 million, compared to $3.0 million

•	Homebuilding cash and cash equivalents of $785 million

•	Homebuilding debt to total capital of 33.6%

•	Borrowings of $300 million under the Company's $2.4 billion revolving credit facility

•	Repurchased 4.4 million shares for $288.4 million

(more)

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Miami, March 19, 2020 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 29, 2020. First quarter net earnings attributable to Lennar in 2020 were $398.5 million, or $1.27 per diluted share, compared to first quarter net earnings attributable to Lennar in 2019 of $239.9 million, or $0.74 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “Although today we are announcing our first quarter 2020 results, the events that have occurred since quarter-end currently command our focus and attention. With a near shutdown of large portions of our national economy, we are all stretching our minds to understand the parameters of the rapidly evolving landscape, while we contemplate what the future holds. Accordingly, our first quarter conference call this morning will be focused on Lennar’s oversight and management through the current crisis, and the steady-handed approach that we have applied.”
Mr. Miller continued, “First and foremost, our senior management team is evaluating every aspect of our company to determine how we protect the safety, health and hygiene of each and every one of our associates, customers and building partners, while we maintain our business. In that regard, we have engaged a distinguished medical professional, Dr. Pascal Goldschmidt, as our Chief Medical Officer who is assisting us in looking into every step of every business process to ensure we fully understand its impact on the health of every individual involved.
“Next, with safety, health and hygiene first, we are focused on the day to day operation of maintaining the parts of our business that are sustainable, while the national economy is struggling with a deepening pause, in order to ‘flatten the COVID-19 curve.’ Like food from the grocer is essential, our customers need a safe and secure place called ‘home,’ while the country moves from today’s landscape of uncertainty to knowing that ‘this too, shall pass.’ Balancing people, safety and pause, with production and closings is difficult, and has the undivided focus of our entire seasoned and experienced management team.
“Third, we are managing every element of our balance sheet, cash management and cash flow. We are managing the inflow, and especially the outflow, of cash to maintain a strong foundation. Lennar’s liquidity and strong balance sheet remain a stabilizing factor in enabling our company to help absorb the shock that is moving through the economy at this time. We are well positioned for stability today, as well as for opportunity when markets settle.
Mr. Miller concluded, “As you can see in the schedules in our earnings release, our first quarter results achieved and exceeded all expected metrics and we had been on track to expand on our guidance for the year. We have been focused on reducing land spend and land holdings to grow cash flow and fortify our balance sheet. That strategy was well-timed and has positioned us well. In the context of today’s widespread shutdowns, we are choosing to suspend guidance as the world resets and finds its way forward. In the meantime, the laser focus of our experienced, hands-on management team will navigate, make necessary adjustments and guide Lennar through current market conditions.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 29, 2020 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2019
Homebuilding
Revenues from home sales increased 15% in the first quarter of 2020 to $4.1 billion from $3.6 billion in the first quarter of 2019. Revenues were higher primarily due to a 17% increase in the number of home deliveries, excluding unconsolidated entities, partially offset by a 2% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 10,313 homes in the first quarter of 2020 from 8,802 homes in the first quarter of 2019, as a result of an increase in home deliveries in all homebuilding segments. The average sales price of homes delivered was $402,000 in the first quarter of 2020, compared to $410,000 in the first quarter of 2019. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities.
Gross margin on home sales were $849.0 million, or 20.5%, in the first quarter of 2020, compared to $726.1 million, or 20.1% in the first quarter of 2019. The gross margin percentage on home sales increased primarily due to the Company's focus on reducing construction costs.
Selling, general and administrative expenses were $378.9 million in the first quarter of 2020, compared to $343.3 million in the first quarter of 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.2% in the first quarter of 2020, from 9.5% in the first quarter of 2019, due to improved operating leverage primarily as a result of an increase in home deliveries.
Financial Services
Operating earnings for the Financial Services segment were $58.2 million in the first quarter of 2020 (which included $47.3 million of operating earnings and an add back of $10.9 million of net loss attributable to noncontrolling interests) compared to $21.8 million in the first quarter of 2019 (which included $19.0 million of operating earnings and an add back of $2.8 million of net loss attributable to noncontrolling interests). Operating earnings increased due to an improvement in the mortgage business as a result of an increase in volume and margin, as well as reductions in loan origination costs driven in part by technology initiatives. Additionally, operating earnings of the Company's title business increased primarily due to an increase in volume.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $1.8 million in the first quarter of 2020 (which included $0.1 million of net earnings attributable to noncontrolling interests), compared to $6.8 million in the first quarter of 2019. Operating earnings for the Lennar Other segment were $0.9 million in the first quarter of 2020, compared to $3.1 million in the first quarter of 2019 (which included $0.1 million of net earnings attributable to noncontrolling interests).

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Tax Rate
For the three months ended February 29, 2020 and February 28, 2019, we had a tax provision of $32.3 million and $79.7 million, respectively. The Company's overall effective income tax rate was 7.5% for the three months ended February 29, 2020 and 24.9% for the three months ended February 28, 2019. The reduction in the overall effective income tax rate is primarily due to the extension of the new energy efficient home tax credit during the first quarter of 2020.
Share Repurchases
During the first quarter of 2020, the Company repurchased a total 4.4 million shares of its common stock, including 4.3 million Class A shares and 0.1 million Class B shares, for $288.4 million at an average per share price of $66.42 per Class A share and $53.52 per Class B share.
Liquidity
At February 29, 2020, the Company had $785.0 million of Homebuilding cash & cash equivalents. Also at February 29, 2020, the Company had $300.0 million of outstanding borrowings under its revolving credit facility, thereby providing $2.1 billion of available capacity.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Lennar Ventures drives the Company's technology and innovation strategies. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact of the coronavirus (COVID-19) outbreak on our ability to continue our Homebuilding or Multifamily development activities at normal levels or at all in affected regions; the duration, impact and severity of the COVID-19 outbreak; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental properties, or our inability to successfully sell our apartment developments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2019. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, March 19, 2020. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3058 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 29, 2020	February 28, 2019
Revenues:
Homebuilding	$4,172,116	3,623,721
Financial Services	198,661	143,311
Multifamily	132,617	97,394
Lennar Other	1,943	3,656
Total revenues	$4,505,337	3,868,082

Homebuilding operating earnings	$460,398	369,595
Financial Services operating earnings	47,317	18,972
Multifamily operating earnings	1,785	6,797
Lennar Other operating earnings	899	3,103
Corporate general and administrative expenses	(86,847)	(79,343)
Earnings before income taxes	423,552	319,124
Provision for income taxes	(32,329)	(79,700)
Net earnings (including net loss attributable to noncontrolling interests)	391,223	239,424
Less: Net loss attributable to noncontrolling interests	(7,229)	(486)
Net earnings attributable to Lennar	$398,452	239,910

Average shares outstanding:
Basic	311,213	321,339
Diluted	311,215	321,349

Earnings per share:
Basic	$1.27	0.74
Diluted	$1.27	0.74

Supplemental information:
Interest incurred (1)	$93,291	104,383

EBIT (2):
Net earnings attributable to Lennar	$398,452	239,910
Provision for income taxes	32,329	79,700
Interest expense included in:
Costs of homes sold	72,823	61,311
Costs of land sold	197	282
Homebuilding other expense, net	5,934	3,008
Total interest expense	78,954	64,601
EBIT	$509,735	384,211

(1)	Amount represents interest incurred related to homebuilding debt.

(2)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 29, 2020	February 28, 2019
Homebuilding revenues:
Sales of homes	$4,140,767	3,608,129
Sales of land	26,867	13,783
Other homebuilding	4,482	1,809
Total homebuilding revenues	4,172,116	3,623,721

Homebuilding costs and expenses:
Costs of homes sold	3,291,779	2,882,050
Costs of land sold	27,135	13,526
Selling, general and administrative	378,892	343,259
Total homebuilding costs and expenses	3,697,806	3,238,835
Homebuilding operating margins	474,310	384,886
Homebuilding equity in loss from unconsolidated entities	(4,546)	(13,756)
Homebuilding other expense, net	(9,366)	(1,535)
Homebuilding operating earnings	$460,398	369,595

Financial Services revenues	$198,661	143,311
Financial Services costs and expenses	151,344	124,339
Financial Services operating earnings	$47,317	18,972

Multifamily revenues	$132,617	97,394
Multifamily costs and expenses	137,348	101,178
Multifamily equity in earnings from unconsolidated entities and other gain	6,516	10,581
Multifamily operating earnings	$1,785	6,797

Lennar Other revenues	$1,943	3,656
Lennar Other costs and expenses	2,574	1,622
Lennar Other equity in earnings from unconsolidated entities	119	8,330
Lennar Other income (expense), net	1,411	(7,261)
Lennar Other operating earnings	$899	3,103

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North Carolina, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions and other homebuilding related investments primarily in California, including FivePoint

	At or for the Three Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,065	3,612	$1,405,667	1,226,435	$346,000	340,000
Central	1,366	1,124	534,746	433,125	391,000	385,000
Texas	1,577	1,251	463,796	412,429	294,000	330,000
West	3,304	2,825	1,731,514	1,537,503	524,000	544,000
Other	9	8	8,039	7,758	893,000	970,000
Total	10,321	8,820	$4,143,762	3,617,250	$401,000	410,000
Of the total homes delivered listed above, eight homes with a dollar value of $3.0 million and an average sales price of $374,000 represent home deliveries from unconsolidated entities for the three months ended February 29, 2020, compared to 18 home deliveries with a dollar value of $9.1 million and an average sales price of $507,000 for the three months ended February 28, 2019.

New Orders:	Homes		Dollar Value		Average Sales Price
East	4,625	4,493	$1,597,298	1,521,431	$345,000	339,000
Central	1,773	1,422	695,498	537,596	392,000	378,000
Texas	1,999	1,424	573,079	456,959	287,000	321,000
West	3,965	3,112	2,125,632	1,629,814	536,000	524,000
Other	14	12	13,581	11,313	970,000	943,000
Total	12,376	10,463	$5,005,088	4,157,113	$404,000	397,000
Of the total new orders listed above, 26 homes with a dollar value of $8.1 million and an average sales price of $310,000 represent new orders from unconsolidated entities for the three months ended February 29, 2020, compared to 15 new orders with a dollar value of $9.7 million and an average sales price of $647,000 for the three months ended February 28, 2019.

Backlog:	Homes		Dollar Value		Average Sales Price
East	7,387	7,956	$2,640,129	2,817,706	$357,000	354,000
Central	2,420	2,284	982,589	894,724	406,000	392,000
Texas	2,592	2,321	822,620	805,250	317,000	347,000
West	5,219	4,688	2,702,535	2,579,762	518,000	550,000
Other	14	10	13,995	12,543	1,000,000	1,254,000
Total	17,632	17,259	$7,161,868	7,109,985	$406,000	412,000
Of the total homes in backlog listed above, 49 homes with a backlog dollar value of $15.2 million and an average sales price of $311,000 represent the backlog from unconsolidated entities at February 29, 2020, compared to 14 homes with a backlog dollar value of $7.7 million and an average sales price of $552,000 at February 28, 2019.

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 29,	November 30,	February 28,
	2020	2019	2019
Homebuilding debt	$8,115,498	7,776,638	9,256,423
Stockholders' equity	16,044,599	15,949,517	14,786,814
Total capital	$24,160,097	23,726,155	24,043,237
Homebuilding debt to total capital	33.6%	32.8%	38.5%

Homebuilding debt	$8,115,498	7,776,638	9,256,423
Less: Homebuilding cash and cash equivalents	784,950	1,200,832	852,551
Net homebuilding debt	$7,330,548	6,575,806	8,403,872
Net homebuilding debt to total capital (1)	31.4%	29.2%	36.2%

(1)
Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.